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MICROCHIP TECHNOLOGY PROVIDES UPDATE ON BUSINESS ENVIRONMENT

CHANDLER, Arizona – January 6, 2020 - (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of smart, connected and secure embedded control solutions, today provided an update on the business environment it is experiencing. Microchip has continued to experience strong bookings since October 2019. Microchip now expects consolidated net sales for the December 2019 quarter to be $1.281 billion to $1.288 billion, or down between 3.75% and 4.25% sequentially with a mid-point of down 4%. Microchip previously provided revised guidance on December 3, 2019 for consolidated net sales to be $1.244 billion to $1.298 billion, or down between 3% and 7% sequentially with a mid-point of down 5%.

“We continued to experience strong bookings in December 2019 that resulted in better than expected billings for the December 2019 quarter and improved backlog for the March 2020 quarter” said Steve Sanghi, Microchip’s CEO. “The December 2019 quarter book-to-bill ratio was above 1.0 after several quarters of the book-to-bill ratio being below 1.0. The opening backlog for the March 2020 quarter is currently significantly higher than the opening backlog was for the December 2019 quarter. Microchip is seeing strength coming from all major geographies including the U.S., Europe and Asia, as well as several major end markets including data center, industrial and automotive.”

“Based on several inflexion points we are seeing in the business, we believe that the December 2019 quarter was the bottom of this cycle for Microchip, barring any negative developments on the U.S./China trade front or unexpected fallout from geopolitical events. We are preparing our factories and subcontractors to be able to deliver better than mid-single digit percentage sequential revenue growth in the March 2020 quarter. We will provide sales and earnings guidance for the March 2020 quarter on February 4, 2020 via our quarterly earnings release and conference call,” concluded Mr. Sanghi.

There will be no conference call associated with this press release. Microchip is presenting at J.P. Morgan Tech/Auto Forum at the Consumer Electronics Show in Las Vegas on January 7, 2019 at 8:25 AM (Pacific Standard Time). There will be a live webcast and replay of this presentation which will be available at www.microchip.com.

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200 FAX 480•899•9210

Microchip Technology
Provides Update on Business Environment

Cautionary Statement:

The statements in this release relating to expecting consolidated net sales for the December 2019 quarter to be $1.281 billion to $1.288 billion, or down between 3.75% and 4.25% sequentially with a mid-point of down 4%, that we continued to experience strong bookings, improved backlog for the March 2020 quarter, that we are seeing strength coming from all major geographies including the U.S., Europe and Asia as well as several major end markets including data center, industrial and automotive, our belief that the December 2019 quarter was the bottom of this cycle for Microchip, barring any negative developments on the U.S./China trade front or unexpected fallout from geopolitical events, and that we are preparing our factories and subcontractors to be able to deliver better than mid-single digit percentage sequential revenue growth in the March 2020 quarter are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any continued economic uncertainty due to monetary policy, political, trade or other issues in the U.S. or internationally (including with respect to trade and other matters involving China), any unexpected fluctuations or weakness in the U.S. and global economies (including China), changes in demand or market acceptance of our products and the products of our customers; our ability to successfully integrate the operations and employees, retain key employees and customers and otherwise realize the expected synergies and benefits of our acquisitions (including our acquisition of Microsemi Corporation); the impact of current and future changes in U.S. corporate tax laws (including the Tax Cuts and Jobs Act of 2017), foreign currency effects on our business; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage and expand our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; changes or fluctuations in customer order patterns and seasonality; the impact of any future significant acquisitions that we may make; our ability to obtain a sufficient supply of wafers from third party wafer foundries and the cost of such wafers, the costs and outcome of any current or future litigation or other matters involving our Microsemi acquisition, the Microsemi business, intellectual property, customers, or other issues; the costs and outcome of any current or future tax audit or investigation regarding our business or the business of Microsemi, our actual average stock price in the December 2019 quarter and the impact such price will have on our share count; fluctuations in our stock price and trading volume which could impact the number of shares we acquire under our share repurchase program and the timing of such repurchases; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

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Microchip Technology
Provides Update on Business Environment

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip's website (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this January 6, 2020 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of smart, connected and secure embedded control solutions. Its easy-to-use development tools and comprehensive product portfolio enable customers to create optimal designs, which reduce risk while lowering total system cost and time to market. The company's solutions serve more than 120,000 customers across the industrial, automotive, consumer, aerospace and defense, communications and computing markets. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

Note: The Microchip name and logo are registered trademarks of Microchip Technology Inc. in the USA and other countries.

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